Exhibit 99.1

PRESS RELEASE

For release:	August 7, 2018

Contact:	Media
Stephen W. Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity Limited Reports Second Quarter 2018 Financial Results

George Town, Cayman Islands (August 7, 2018) – Global Indemnity Limited (NASDAQ:GBLI) today reported net income for the six months ended June 30, 2018 of $12.9 million or $0.90 per share. Adjusted operating income, which excludes after-tax realized gains and expenses related to the restructuring of debt, was $22.8 million or $1.60 per share. The combined ratio was 93.5%, a 2.0 point improvement over the same period in 2017, and investment income was $22.4 million, an increase of 27.9% compared to the same period in 2017. For the first six months of 2018, gross written premiums excluding discontinued lines increased 11.7% compared to the same period in 2017. Book value per share decreased by 2.3% to $49.41 at June 30, 2018 compared to December 31, 2017 mainly due to unrealized losses on the fixed income portfolio due to rising interest rates. During the first six months of 2018, the Company declared and paid dividends of $0.50 per share to shareholders.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Six Months Ended June 30,
	2018	2017
Gross Premiums Written	$283.1	$267.6
Net Premiums Written	$244.3	$235.3

Net income	$12.9	$22.4
Net income per share	$0.90	$1.27

Adjusted operating income	$22.8	$22.2
Adjusted operating income per share	$1.60	$1.26

Combined ratio analysis:
Loss ratio	51.8%	54.6%
Expense ratio	41.7%	40.9%

Combined ratio	93.5%	95.5%

	As of June 30,	As of December 31,
	2018	2017
Book value per share	$49.41	$50.57
Shareholders’ equity	$702.4	$718.4
Cash and invested assets (1)	$1,551.7	$1,535.4

(1)	Including receivable/(payable) for securities sold/(purchased)

About Global Indemnity Limited and its subsidiaries

Global Indemnity Limited (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Limited’s three primary segments are:

•	United States Based Commercial Lines Operations

•	United States Based Personal Lines Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity Limited’s website at http://www.globalindemnity.ky.

Forward-Looking Information

The forward-looking statements contained in this press release [1] do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.

Global Indemnity Limited’s Combined Ratio for the Six Months Ended June 30, 2018 and 2017

The combined ratio improved to 93.5% (Loss Ratio 51.8% and Expense Ratio 41.7%) for the six months ended June 30, 2018 compared to 95.5% (Loss Ratio 54.6% and Expense Ratio 40.9%) for the six months ended June 30, 2017.

•	The current accident year property loss ratio improved by 7.6 points to 59.3% in 2018 from 66.9% in 2017 primarily due to lower claims frequency for catastrophe losses within Personal Lines.

•	The current accident year casualty loss ratio improved by 6.7 points to 57.5% in 2018 from 64.3% in 2017 primarily due to lower reported claims frequency within Personal Lines.

Calendar year results for the six months ended June 30, 2018 include $15.5 million in favorable development, which was driven by lower than expected claims severity experienced across multiple prior accident years within Commercial Lines and Personal Lines as well as a reduction related to the Company’s property treaties for multiple prior accident years within the Reinsurance Operations.

Global Indemnity Limited’s Gross and Net Premiums Written Results by Segment for the Six Months Ended June 30, 2018 and 2017

	Six Months Ended June 30,
	Gross Premiums Written		Net Premiums Written
	2018	2017	2018	2017
Commercial Lines Operations	$123,746	$102,663	$109,656	$90,554
Personal Lines Operations	130,566	130,347	104,062	111,372
Reinsurance Operations	30,608	33,393	30,606	33,377
Business Fronted for Assurant	(1,856)	1,242	—	—

Total	$283,064	$267,645	$244,324	$235,303

Commercial Lines Operations: Gross premiums written and net premiums written increased 20.5% and 21.1%, respectively, for the six months ended June 30, 2018 as compared to the same period in 2017. This increase is driven by rate increases, some new programs and increased interactions with agents.

Personal Lines Operations: Gross premiums written increased by 0.2% and net premiums written decreased 6.6%, respectively, for the six months ended June 30, 2018 as compared to the same period in 2017. The decrease in net premiums written was primarily due to additional premiums being ceded that became effective on April 15, 2017.

Reinsurance Operations: Gross premiums written and net premiums written both decreased 8.3% for the six months ended June 30, 2018, as compared to the same period in 2017, mainly due to the non-renewal of a treaty partially offset by growth in other treaties.

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Note: Tables Follow

GLOBAL INDEMNITY LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Gross premiums written	$158,817	$143,894	$283,064	$267,645

Net premiums written	$136,454	$123,797	$244,324	$235,303

Net premiums earned	$113,917	$107,073	$221,919	$220,199
Net investment income	10,954	8,840	22,358	17,484
Net realized investment gains (losses)	2,830	(662)	2,514	113
Other income	324	1,782	878	3,150

Total revenues	128,025	117,033	247,669	240,946

Net losses and loss adjustment expenses	58,861	57,700	114,933	120,261
Acquisition costs and other underwriting expenses	47,513	43,457	92,516	90,008
Corporate and other operating expenses (1)	10,918	3,361	20,178	6,415
Interest expense	4,940	4,762	9,801	7,229

Income before income taxes	5,793	7,753	10,241	17,033
Income tax benefit	(1,399)	(2,336)	(2,652)	(5,338)

Net income	$7,192	$10,089	$12,893	$22,371

Weighted average shares outstanding–basic	14,092	17,336	14,074	17,326

Weighted average shares outstanding–diluted	14,335	17,691	14,308	17,671

Net income per share – basic	$0.51	$0.58	$0.92	$1.29

Net income per share – diluted	$0.50	$0.57	$0.90	$1.27

Combined ratio analysis: (2)
Loss ratio	51.7	53.9	51.8	54.6
Expense ratio	41.7	40.6	41.7	40.9

Combined ratio	93.4	94.5	93.5	95.5

(1)	Corporate and other operating expenses include $7.0 million and $13.3 million of expenses related to the restructuring of debt for the three and six months ending June 30, 2018, respectively.
(2)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY LIMITED

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) June 30, 2018	December 31, 2017
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2018 - $1,308,735 and 2017 - $1,243,144)	$1,283,870	$1,241,437
Equity securities:
At fair value (cost: 2018 - $137,789 and 2017 - $124,915)	137,789	140,229
Other invested assets	83,499	77,820

Total investments	1,505,158	1,459,486

Cash and cash equivalents	47,138	74,414
Premiums receivable, net	92,567	84,386
Reinsurance receivables, net	96,568	105,060
Funds held by ceding insurers	52,110	45,300
Federal income taxes receivable	9,991	10,332
Receivable for securities sold	—	1,543
Deferred federal income taxes	32,843	26,196
Deferred acquisition costs	65,504	61,647
Intangible assets	22,285	22,549
Goodwill	6,521	6,521
Prepaid reinsurance premiums	25,237	28,851
Other assets	25,897	75,384

Total assets	$1,981,819	$2,001,669

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$613,670	$634,664
Unearned premiums	304,188	285,397
Ceded balances payable	21,848	10,851
Payables for securities purchased	553	—
Contingent commissions	6,496	7,984
Debt	287,324	294,713
Other liabilities	45,323	49,666

Total liabilities	1,279,402	1,283,275

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued:10,157,242 and 10,102,927 respectively; A ordinary shares outstanding: 10,082,458 and 10,073,376, respectively; B ordinary shares issued and outstanding: 4,133,366 and 4,133,366, respectively	2	2
Additional paid-in capital	436,035	434,730
Accumulated other comprehensive income, net of taxes	(22,475)	8,983
Retained earnings	291,827	275,838
A ordinary shares in treasury, at cost: 74,784 and 29,551 shares, respectively	(2,972)	(1,159)

Total shareholders’ equity	702,417	718,394

Total liabilities and shareholders’ equity	$1,981,819	$2,001,669

GLOBAL INDEMNITY LIMITED

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) June 30, 2018	December 31, 2017
Fixed maturities	$1,283.9	$1,241.4
Cash and cash equivalents	47.1	74.4

Total bonds and cash and cash equivalents	1,331.0	1,315.8
Equities and other invested assets	221.3	218.1

Total cash and invested assets, gross	1,552.3	1,533.9
Receivable (payable) for securities sold/(purchased)	(0.6)	1.5

Total cash and invested assets, net	$1,551.7	$1,535.4

(Unaudited) Six Months Ended June 30, 2018(a)
Net investment income	$22.4

Net realized investment gains	2.5
Net change in unrealized investment losses	(24.3)

Net realized and unrealized investment returns	(21.8)

Total investment return	$0.6

Average total cash and invested assets	$1,543.6

Total investment return % annualized	0.1%

(a)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY LIMITED

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Adjusted operating income, net of tax	$11,279	$10,451	$22,824	$22,215
Adjustments:
Net realized investment gains (losses)	2,202	(362)	1,952	156
Expenses related to the restructuring of debt	(6,289)	—	(11,883)	—

Net income	$7,192	$10,089	$12,893	$22,371

Weighted average shares outstanding – basic	14,092	17,336	14,074	17,326

Weighted average shares outstanding – diluted	14,335	17,691	14,308	17,671

Adjusted operating income per share – basic	$0.80	$0.60	$1.62	$1.28

Adjusted operating income per share – diluted	$0.79	$0.59	$1.60	$1.26

Note Regarding Adjusted Operating Income

Adjusted operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gain or losses and other unique charges not related to operations. Adjusted operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.